TERMINATION AGREEMENT

     Agreement dated as of            , 2003, by and between            (the “Executive”) and dELiA*s Corp., a Delaware Corporation (the “Company”).

     WHEREAS, Executive has been employed by the Company pursuant to an employment agreement dated April 24, 2001 (the “Prior Agreement”);

     WHEREAS, the Company, Alloy, Inc., a Delaware Corporation (the “Parent”), and Dodger Acquisition Corp., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Sub”), have entered into an Acquisition Agreement, dated as of July 30, 2003 (the “Acquisition Agreement”), pursuant to which the Parent and/or Sub will make a tender offer for all of the common stock of the Company following which Sub will be merged with and into the Company with the result that the Company will become a wholly-owned subsidiary of the Parent (the “Merger”), and in connection with the Merger, the Parent has required that the Prior Agreement be terminated on the terms and conditions contained herein;

     WHEREAS, Executive and the Company wish to terminate the Prior Agreement, and all of the rights and obligations thereunder and wish to memorialize their agreement with respect to termination of the Prior Agreement and Executive’s relationship with the Company.

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises contained herein, the parties hereto agree as follows:

     1. Termination of Prior Agreement. The Prior Agreement is hereby terminated, and is null and void, as of date of the execution of this Agreement by the parties hereto, and all rights and obligations under the Prior Agreement are hereby extinguished.

     2.     Payments. The Company shall pay to Executive the amounts set forth on Exhibit A. Executive acknowledges and agrees that he is not entitled to, and shall not receive, any other benefit or payment from the Company pursuant to this Agreement, except as set forth herein. The Parent hereby agrees to guarantee any payments to Executive under this Section 2.

     3.     COBRA. Executive may be eligible for continued health insurance coverage under COBRA, at his own cost, for up to 18 months after execution of this Agreement. Information concerning COBRA coverage shall be provided to Executive under separate cover.

     4.     Repayment of Outstanding Amounts; No Further Reimbursement. Executive represents and warrants that he has repaid all loans from the Company or any affiliate outstanding on the date hereof, and that he owes no other amounts or expenses.

     5.     Return of Property. Executive shall also immediately deliver to the Company all passes, door and file keys, computer access codes, computer software and hardware, documents, records, files, and any other equipment or property of the Company and any of its affiliates in his possession, custody or control.

     6.     Non-Disparagement.

     (a)  Executive agrees that neither he, nor anyone acting on his behalf, or as an agent, shall disparage, or make any disparaging or negative statements about, the Company, Parent or any of their affiliates, or their respective businesses, or any of their past and present officers, directors, shareholders, managers, members, employees, agents, customers, clients or suppliers. The Company also agrees that neither it nor anyone acting on its behalf, or as an agent, shall disparage, or make any disparaging or negative statements about, the Executive. The parties’

obligations under this Section shall be in effect for two years from the execution of this Agreement.

     (b)  In the event that Executive is in breach of this Section, the Company shall have the right to seek all available legal and equitable remedies, but in no event will any such breach entitle the Company to seek to recover any of the amounts paid or to be paid to Executive under any of the terms of this Agreement.

     7.     Cooperation in Legal Proceedings. Executive agrees that he shall use reasonable efforts to (a) cooperate with and assist the Company, Parent and any of their affiliates, and their respective attorneys, in any action, claim, arbitration or proceeding, in which the Company, Parent and/or any of their affiliates are, or may become, involved, and (b) provide information and assistance, and shall comply with any request, and be available on reasonable notice, to provide testimony, assistance and information, and to furnish and execute any document required or requested in connection with any such action, claim, arbitration, or proceeding. It is understood and agreed that the Executive’s obligations under this Section are subject to his then–existing business obligations. The Company shall reimburse Executive for all reasonable out-of-pocket costs and expenses incurred in connection with complying with his obligations under this Section.

     8.     Governing Law; Choice of Venue. This Agreement has been negotiated and executed, is made and is to be performed in the State of New York, and shall be governed and construed in accordance with the laws of the State of New York, without regard to any otherwise applicable conflicts of laws except as they may be preempted by, or in conflict with, any federal laws, rules, regulations or regulatory action. The parties agree that any action, demand, claim or counterclaim relating to the terms and provisions of this Agreement, or to its breach, shall be commenced in New York in a court of competent jurisdiction. The parties further acknowledge that venue shall lie exclusively in any state court of the State of New York or any Federal District Court located in New York.

     9.     Severability. The invalidity, illegality or unenforceability of any particular provision or part of any provision of this Agreement under any applicable law shall not affect the other provisions or parts thereof, which shall remain in full force and effect, and any such invalid, illegal or unenforceable provision or part thereof shall be deemed modified to the extent necessary to make it valid, legal or enforceable under any applicable law.

     10.     Counterparts. This Agreement may be executed in any number of counterparts, each of which for all purposes shall be deemed to be original and all of which taken together shall constitute one and the same instrument.

     11.     Entire Agreement. This Agreement constitutes the entire agreement between and among the parties with respect to the subject matter hereof, recites the sole consideration for the promises exchanged and supercedes any prior agreements with respect to the subject matter hereof. In reaching this Agreement, neither party has relied upon any representation or promise except those set forth herein.

     12.     Amendment and Waiver. The terms of this Agreement may not be modified, waived, changed, discharged or terminated, except by an agreement in writing signed by the party against whom or which such modification, waiver, change, discharge or termination is sought to be enforced. No term or condition of this Agreement shall be deemed to have been waived, nor shall there by any estoppel against enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

     13.     Construction. The parties agree that the terms and conditions of this Agreement are the result of negotiations between the parties and/or their counsel, and that this Agreement shall not be construed in favor of or against either party by reason of the extent to which either party or its counsel participated in the drafting of this Agreement.

     14.     Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	To Executive, at:

With copies to:

(b)	To the Company, at:

dELiA*s Corp. 151 West 26th Street New York, New York 10001 Attention: General Counsel

With copies to:

Alloy, Inc. 151 West 26th Street New York, New York 10001 Attention: General Counsel

and

Katten Muchin Zavis Rosenman 1025 Thomas Jefferson Street, NW Suite 700 East Lobby Washington, DC 20007 Attention: Richard M. Graf

     15.     Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and any of their successors and assigns. In addition, the Company and/or Parent may assign their rights and obligations hereunder to any of its or their affiliates or to the purchaser of or successor to (i) all or a significant portion of the Company’s business or assets, or (ii) that aspect of the Company’s business in which Executive is principally involved in, in each case whether by way of merger, stock sale, asset sale or otherwise, provided that no such assignment shall relieve or excuse the Company or Parent from their obligations to pay Consultant under this Agreement. Except as set forth in the prior sentence, this Agreement may not be assignable by any party hereto without the prior written consent of the other parties.

     16.     Captions. The captions in this Agreement are for convenience only and shall not be construed to affect the meaning of any provisions herein.

     17. Knowing and Voluntary Execution. Executive acknowledges that he has read and fully understands the terms of this Agreement, that he obtained legal advice in connection with this Agreement, and that he is signing it knowingly and voluntarily.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date set forth above.

[Executive]

DELIA*S CORP.

Name:
Title:

ALLOY, INC.

Name:
Title:

STATE OF NEW YORK	)
: ss.:
COUNTY OF NEW YORK	)

     On                , 2003, before me appeared                , known to me to be the person described in and who executed the foregoing Termination Agreement.

Notary Public

STATE OF NEW YORK	)
: ss.:
COUNTY OF NEW YORK	)

     On                , 2003, before me appeared                , known to me to be                of                , the entity described in and which executed the foregoing Termination Agreement.

Notary Public

STATE OF NEW YORK	)
: ss.:
COUNTY OF NEW YORK	)

     On                , 2003, before me appeared                , known to me to be                of                , the entity described in and which executed the foregoing Termination Agreement.

Notary Public

Exhibit A

      Pursuant to the Termination Agreement by and between Christopher C. Edgar and the Surviving Corporation, Mr. Edgar will receive a lump sum payment from the Surviving Corporation in the amount of $400,000.

      Pursuant to the Termination Agreement by and between Stephen I. Kahn and the Surviving Corporation, Mr. Kahn will receive severance in the aggregate of $1,175,000 plus a pro-rated amount for 2003 based on an annual base salary of $300,000 plus a bonus of $20,000 plus an amount equal to 40% of the foregoing amounts. Such severance payments to Mr. Kahn will be made pursuant to the following schedule: as to the 40% component, one-fourth of such amount will be paid on each of the first, second, third and fourth anniversaries of the closing of the Merger; as to the balance of the foregoing, such amount will be paid on the fifth anniversary of the closing of the Merger.

      Pursuant to the Termination Agreement by and between Evan Guillemin and the Surviving Corporation, Mr. Guillemin will receive a lump sum payment from the Surviving Corporation in the amount of $680,000 payable on the closing of the Merger plus a pro-rated amount for the fiscal year ending January 31, 2004 based on a base salary of $340,000 per fiscal year.